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Exhibit 4.11

AMERIVISION COMMUNICATIONS, INC.
SUBORDINATED PROMISSORY NOTE

$50,000.00	TRANCHE "B"	February 15, 2000

        FOR VALUE RECEIVED, the undersigned (the "Borrower") promises to pay to the order of William J. Miller, Jr., a natural person (an individual), or its assigns (collectively the "Lender"), the principal sum of up to Fifty Thousand Dollars. The rights, claims, duties and liabilities of the parties hereto are subject to the following terms and conditions:

        1.    Exchange.    This Note is issued solely in exchange for and in full satisfaction of the obligations (the "Prior Obligations") of the Borrower described in Exhibit A. Upon delivery of this Note Lender shall surrender to the Borrower or its designee the original documentation of the Prior Obligations (or other documentation satisfactory to the Borrower in its sole discretion) marked "Paid."

        2.    Method and Place of Payment.    Payments of principal and interest shall be made by Borrower in lawful money of the United States of America at the principal place of business of the Lender as specified below, or at such other location as it may hereafter designate.

        3.    Principal and Interest Payments.    The entire principal amount of this Note shall be payable in full on February 15, 2002 (the "Maturity Date"). Interest on such principal amount (or any balance thereof outstanding from time to time) shall accrue at an annual rate of 10%, and shall be due and payable quarterly in arrears commencing on April 15, 2000, as well as upon any date on which the Borrower makes a payment or prepayment of principal hereunder. Each principal and interest payment shall be made when due without demand, counterclaim, offset, deduction or other defense (whether now or hereafter conferred by statute or otherwise.) All payments made upon this Note shall be applied first to the payment of accrued interest and thereafter in reduction of principal. Interest on the principal amount shall be compounded annually, computed on the basis of a 365 day year and paid for the actual number of days principal is outstanding. Any payment due hereunder on a day which is not a day on which banking institutions are open for business in Oklahoma City, Oklahoma (a "Business Day") shall be due and payable on the next succeeding Business Day.

        4.    Prepayment.    The Borrower shall have the privilege and option, without notice, premium, forfeiture or other penalty, to prepay the principal of this Note in whole or in part at any time prior to the Maturity Date.

        5.    No Security.    The debt evidenced by this Note is unsecured.

        6.    Default; Acceleration of Obligation; Interest.    In the event of a failure by the Borrower to fully satisfy any payment of interest or principal when due, the entire obligation of the Borrower shall, after receipt by Borrower of notice and the passage of a cure period of ten (10) days, be in default and the unpaid principal and interest balances shall be immediately due and payable, without notice or demand; provided that the Lender shall not exercise any rights or remedies available under or with respect to this Note other than in accordance with the terms of Section 7 below.

        7.    Subordination.    This Note and the indebtedness evidenced hereby, and any other indebtedness of the Borrower to Lender, including the principal and interest and any renewals or extensions thereof, shall at all times be wholly subordinate and junior in right of payment to the prior payment in full in cash of all Senior Debt, whether outstanding on the date hereof of hereafter created, all in the manner and with the force and effect hereinafter set forth.

          a.    Subordination of Debt.    The Lender hereby subordinates payment by the Borrower of any and all indebtedness, liabilities, guarantees and other obligations of the Borrower to Lender, now existing or hereafter arising (collectively, the "Subordinated Debt"), to the payment to Coast Business Credit, a division of Southern Pacific Bank ("Coast"), and to its successors and assigns, and to any other bank, financial institution or other institutional investor not affiliated with the

  Borrower which refinances all or any portion of any indebtedness of the Borrower to Coast (each of Coast and the above the "Senior Lenders") in full in cash, of all indebtedness, liabilities, guarantees and other obligations of the Borrower to the Senior Lenders, now existing or hereafter arising (including without limitation any interest, charges and other sums accruing after the filing of a petition by or against Borrower under the Bankruptcy Code) (the "Senior Debt"). Lender represents and warrants that the Subordinated Debt includes, without limitation, all obligations arising under this Note.

          Lender represents and warrants that it has not transferred or assigned the Subordinated Debt or given any other subordination agreement in respect thereof, and that it will not do so without prior written notice to Coast and any other Senior Lenders identified to Lender and without making such transfer or assignment or subordination expressly subject to this Agreement. Lender agrees not to ask for, demand, sue for, take or receive all or any part of the Subordinated Debt nor any security therefor unless and until all of the Senior Debt has been paid and performed in full in cash; provided that, so long as no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default under any present or future document, instrument or agreement evidencing, securing or relating to the Senior Debt, both before and after giving effect to the following payments, exists, Lender may accept payment of the following amounts on the Subordinated Debt:

          Payment of interest pursuant the terms of this Note.

    Payment of principal pursuant to the terms of this Note provided, that sufficient borrowing availability exists, under the documents evidencing the Senior Debt, not only to fund the payment of the principal but also to provide for Borrower's working capital needs as determined in the sole discretion of the Senior Lenders.

          b.    Modifications to Senior Debt; Waivers.    Until the Senior Lenders have received payment in full of all Senior Debt, the Lender agrees that, in addition to any other rights that the Senior Lenders may have at law or in equity, the Senior Lenders may at any time, and from time to time, without the Lender's consent and without notice to the Lender, renew, extend or increase any of the Senior Debt or that of any other person at any time directly or indirectly liable for the payment of any Senior Debt, accept partial payments of the Senior Debt, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any Senior Debt, make loans or advances to the Borrower secured in whole or in part by collateral or refrain from making any loans or advances to the Borrower, change, waive, alter or vary the interest charge on, or any other terms or provisions of the Senior Debt or any present or future instrument, document or agreement between any Senior Lender and the Borrower, release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon any collateral, and take any other action or omit to take any other action with respect to the coast Debt or any collateral therefor such Senior Lender deems necessary or advisable in such Senior Lender's sole discretion. The Lender waives any right to require any Senior Lender to marshal any assets in favor of the Lender or against or in payment of any or all of the Senior Debt. Subordinating Credit further waives any defense arising by reason of any claim or defense based upon an election of remedies by any Senior Lender which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes the Lender's subrogation rights, rights to proceed against the Borrower for reimbursement, and/or any other rights of the Lender. In the event of any financing of the Borrower by any Senior Lender during any bankruptcy, arrangement, or reorganization of the Borrower, the Lender agrees that the term "Senior Debt" shall include without limitation all indebtedness, liabilities and obligations incurred in any such proceeding, and the Lender agrees to take such actions and execute such documents in such proceedings as may be required in order to continue such subordination.

          c.    Default.    The Lender shall promptly give Coast and any other Senior Lenders identified to Lender written notice of any event of default under this Note or any document, instrument or agreement evidencing, or relating to the Subordinated Debt, and, until the Senior Debt has been paid and performed in full, the Lender shall not collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, the Subordinated Debt, judicially or nonjudicially, or attempt to do any of the foregoing.

          d.    Revivor.    If, after payment of the Senior Debt, the Borrower thereafter becomes liable to an Senior Lender on account of the Coast Debt, or any payment made on the Senior Debt shall for any reason be returned by any Senior Lender, this Section shall thereupon in all respects become effective with respect to such subsequent or reinstated Coast Debt, without the necessity of any further act or agreement between Coast and the Lender.

        8.    Attorneys Fees.    After the occurrence and during the continuation of an event of default, should it become necessary, in the reasonable judgment of the Lender, to utilize the services of legal counsel to collect any delinquent principal or interest balance due hereunder, the Borrower shall be responsible for the satisfaction of the Lender's reasonable attorney fees and related costs incurred in such collection.

        9.    Waiver.    Except as provided in the paragraph of this Note entitled "Default," the Borrower waives demand, presentation for payment, notice of dishonor, protest and notice of protest, and failure or delay of the Lender to enforce any provision of this Note shall not be deemed a waiver of any such provision, and the waiver by the Lender of any provision hereof must be expressed in a writing signed by the Lender. Any such waiver shall be effective only in a specific instance and for the specific purpose for which it was given.

        10.    Notices.    All demands, notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial courier, or deposited with the United States Postal Service and mailed by first class, registered or certified mail, postage prepaid, as set forth below:

If to the Lender:
William Joseph Miller, Jr. 275 Beachland Dr. Atlanta, GA 30342
If to the Borrower:
AmeriVision Communications, Inc. 5900 Mosteller Drive, Suite 1850 Oklahoma City, OK 73112 Attn: David Grose
With a copy to:
Dag Wilkinson Wiley, Rein & Fielding 1776 K Street, N.W. Washington, D.C. 20006
If to Coast:
Coast Business Credit 12121 Wilshire Boulevard Suite 1111 Los Angeles, CA 90025 Attn: Commercial Finance Division Division Manager

Notices shall be deemed given upon the earlier to occur of (i) actual receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the Business Day after which such notice is sent, and in any case contingent upon sending such confirmation copy; (iii) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth Business Day following deposit thereof with the United States Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

        11.    Governing Law and Venue.    The Borrower acknowledges and agrees that irrespective of where executed, this Note shall be construed in accordance with the laws of Oklahoma, and venue for any legal action, which may be brought hereunder, shall be deemed to lie in Oklahoma City, Oklahoma.

        12.    No Recourse Against Others.    A director, officer, employee, stockholder, trustee or beneficiary, as such, of the Borrower shall not have any liability for any obligations of the Borrower under this Note or for any claim based on, in respect of, or by reason of any such obligations or their creation. The Lender, by accepting this Note, waives and releases all such liability.

        13.    Entire Agreement.    This Note and any other document identified or otherwise referenced herein constitutes the entire understanding of the parties with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by the Borrower and Lender.

        IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

AMERIVISION COMMUNICATIONS, INC.
By:	/s/ DAVID E. GROSE David E. Grose, Vice President and Chief Financial Officer

EXHIBIT A

Prior Obligations

APLP Note dated November 03, 1997 in the amount of $25,000.00, paid down to an outstanding balance of $10,000 plus interest due of $487.67

Check # 709, dated January 10, 2000 in the amount of $39,512.33

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AMERIVISION COMMUNICATIONS, INC. SUBORDINATED PROMISSORY NOTE
EXHIBIT A